Exhibit 99.2

FINAL FOR IMMEDIATE RELEASE:

February 27, 2006

Dominion Homes Joins Forces with Wells Fargo Home Mortgage

DUBLIN, Ohio –Wells Fargo, one of the nation’s largest bank and mortgage companies, is forming a joint venture with Dominion Homes to provide Dominion’s customers full-service mortgage origination and lending services. The new company, yet to be named, will operate as a mortgage bank and be a subsidiary of Wells Fargo, and will replace Dominion’s mortgage origination operations, enabling Dominion Homes to focus on its primary business of building and selling homes.

Currently, Dominion Homes Financial Services (DHFS), a subsidiary of Dominion Homes, Inc., is a mortgage origination company that reviews applications and pre-qualifies buyers. DHFS does not underwrite, approve or fund mortgages. The new venture will provide all of these lending services. Wells Fargo will own the majority share of the new company, and be responsible for day-to-day operations and regulatory compliance. In addition, the new venture will operate as a mortgage bank with a capital structure that allows it to fund the mortgages it originates.

Wells Fargo Home Mortgage is the largest new construction lender in the country, and has been the largest retail mortgage lender for 12 consecutive years. They were rated by Professional Builder Magazine as “The Best Financial Services Company – 2005 Best in Class”, described as “World’s Most Admired Financial Services Company” by Barron’s Magazine, and ranked by Business Ethics Magazine as a “Top 10 Corporate Citizen.”

“We are pleased to be able to have such a prestigious partner to handle our customers’ mortgage financing. At times, it’s confusing to our customers when we serve as both a builder and a loan originator,” said William G. Cornely, chief financial officer for Dominion Homes. “Our customers will experience a new level of mortgage products and services, and benefit from the full range of competitively priced mortgage products and services offered by a major player in the industry. Dominion Homes can focus on its core business: building and selling high quality homes.”

When he was named Dominion’s new CFO in January, one of Cornely’s first duties was to oversee a top-to-bottom review and examination of Dominion’s mortgage operation, sales practices, policies, and procedures. Doug Borror, Dominion’s chief executive officer, said in January that the goal was to improve communication with prospective homebuyers and their understanding of each element in the home buying transaction. We believe that this action will contribute to our “Customers for Life” initiative.

For information on other recent media coverage and Dominion’s response, please see www.DominionHomes.com/recent media coverage.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with premium products, quality and customer service. Additional information about the Company and its homes is available on its website (www.dominionhomes.com).

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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FOR MORE INFORMATION, CONTACT:

William Cornely or Lori Steiner

614-356-5000